NEWS RELEASE
For additional information, contact:
George W. Astrike
Chairman and CEO
Or
Mark A. Schroeder
President/Chief Operating Officer
(812) 482-1314




JASPER, INDIANA, JUNE 25, 1998     GERMAN AMERICAN BANCORP TO ACQUIRE 1ST
                                   BANCORP, VINCENNES, INDIANA

     German American Bancorp (NASDAQ:GABC), headquartered in Jasper, Indiana, and 1ST BANCORP (NASDAQ:FBCV), headquartered in Vincennes, Indiana, jointly announced today that an agreement in principle has been reached for the merger of 1ST BANCORP, a $260 million banking company, with and into German American or one of its subsidiaries. Under the terms of the proposed merger, the shareholders of 1ST BANCORP would receive shares of common stock of German American with an aggregate value of $57,120,000 (based on market prices at closing and subject to certain minimum and maximum per share values). Based on the current number of 1ST BANCORP shares outstanding and assuming the exercise of stock options for 29,679 shares held by employees and directors of 1ST BANCORP prior to the closing of the merger, each share of 1ST BANCORP common stock would be exchanged for German American common stock with a value equal to approximately $50.94.

     The proposed merger is subject to the completion of due diligence and execution of a definitive agreement, approval by shareholders of German American Bancorp and 1ST BANCORP, receipt of a fairness opinion, and approval of the
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appropriate bank regulatory agencies.  It is contemplated that the merger would be consummated during the first quarter of 1999. 1ST BANCORP also has agreed to grant German American an option to purchase up to 19.9% of its outstanding shares, exercisable at a per share price of 1ST BANCORP stock based on the price to be paid in the merger, upon the occurrence of certain events that create the potential for another party to acquire control of 1ST BANCORP

     George W. Astrike, Chairman of the Board and CEO of German American Bancorp, stated "Expansion into the Vincennes and Knox County markets is a strategically important move for our Company. Following our recent acquisition of Citizens State Bank and FSB Bank which strengthened our presence in Pike and Gibson Counties to the south of Knox County and building upon our strong presence through our affiliate, Peoples National Bank, in adjoining Daviess County to the east, this acquisition fits extremely well into our regional banking franchise in Southwest Indiana. 1ST BANCORP has a good management team in place and its banking, mortgage origination, and insurance agency operations complement German American's strategic objectives."



                                   Exhibit 99

     Following completion of the transaction, C. James McCormick, Chairman of the Board and CEO of 1ST BANCORP, will join the Board of Directors of German American Bancorp. McCormick, in commenting on the proposed merger, stated "This affiliation with German American Bancorp will provide our deposit and loan customers with continued high quality service, and also will provide them with the products and services available from a larger financial institution." He also noted "The merger price represents a significant premium above recent trading prices of 1ST BANCORP common stock, and our Board of Directors believes that the merger is in the best interests of 1ST BANCORP's shareholders, employees, and customers. Also, German American Bancorp is regarded as a well-
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run regional financial services company that has demonstrated a strong community banking orientation and we think that philosophy is in the best interests of our area."

     1ST BANCORP's subsidiaries include First Federal Bank, A Federal Savings Bank, First Financial Insurance Agency, Inc., and First Title Insurance Company. First Federal Bank operates two retail banking offices in Vincennes, Indiana and operates a loan origination office in Evansville, Indiana. First Financial Insurance Agency has offices in Vincennes and Princeton, Indiana. It is anticipated that following the merger, First Federal Bank and 1ST BANCORP's insurance subsidiaries will remain intact as wholly owned direct or indirect subsidiaries of German American and will continue to serve their existing markets from their present facilities.

     Following the completion of the proposed transaction, German American Bancorp, a Jasper based multi-bank holding company, will have total assets of approximately $850 million and will operate five bank subsidiaries with a total of 26 banking offices within eight contiguous counties in Southwest Indiana. Its stock is traded on NASDAQ's National Market System under the symbol GABC.













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